Exhibit 32.2
Certification of United Air Lines, Inc.
Pursuant to 18 U.S.C. 1350
(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his knowledge based on a review of the quarterly report on Form 10-Q for the period ended June 30, 2007 of United Air Lines, Inc. (the “Report”):

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Air Lines, Inc.

Date:  July 30, 2007

/s/ Glenn F. Tilton
Glenn F. Tilton
Chairman, President and
Chief Executive Officer

/s/ Frederic F. Brace
Frederic F. Brace
Executive Vice President and
Chief Financial Officer